Exhibit 10.28

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND ARE BEING FILED SEPARATELY
WITH THE SECURITIES AND EXCHANGE COMMISSION IN A CONFIDENTIAL TREATMENT
REQUEST UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
THE SYMBOL “[***]” IN THIS EXHIBIT INDICATES THAT INFORMATION HAS BEEN OMITTED.

Contract # TEI11362

MASTER CONTRACT FOR SEISMIC ACQUISITION SERVICES IN WESTERN CANADA

THIS CONTRACT made as of Apr-15-2013 (the "**Effective Date**"),

Between **TALISMAN SASOL MONTNEY PARTNERSHIP** ("**Company**" or "**Talisman**") and **SAEXPLORATION (CANADA) LTD.** ("**Contractor**"),

TALISMAN SASOL MONTNEY PARTNERSHIP
c/o TALISMAN ENERGY INC.
2000, 888 – 3rd Street SW
Calgary, Alberta T2P 5C5
Attention: Fernando Torres
Email: ftorres@talisman-energy.com
Type of Entity: Corporation
Jurisdiction of Formation: Canada

SAEXPLORATION (CANADA) LTD.
3rd floor, 3333 – 8 Street SE
Calgary, Alberta T2G 3A4
Attention: Forrest Burkholder
Email: fburkholder@saexploration.com
Type of Entity: Corporation
Jurisdiction of Formation: Alberta

In consideration for the mutual promises and conditions contained herein, and any other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Contractor hereby agree as follows:

A. Capitalized terms used in this Signature Page and not otherwise defined are defined in Schedule "A" hereto.

B. Contractor shall perform all Services as described in Schedule "B" in accordance with the terms and conditions of this Contract.

C. Subject to the terms and conditions of this Contract, Company agrees to compensate Contractor for the performance of Services as described in Schedule "C".

D. This Contract consists of this Signature Page, Schedule "A" – General Terms & Conditions, Schedule "B" – Scope of Work (including any currently effective Scope of Work, each of which shall form a subpart to Schedule "B"), Schedule "C" – Contract Price (including any subparts relating to a specific Scope of Work), Schedule "D" – Company Policies and Procedures (including any subparts relating to a specific Scope of Work) and Schedule "E" – Form of Performance Guarantee (collectively, the "Contract"). Each such part shall be read and construed as an integral part of this Contract. In the event of any ambiguity or conflict between the parts, the order of precedence shall be as follows: Signature Page, Schedule "A", Schedule "D", Schedule "B" (except as to any Scope of Work of Schedule "B" which expressly alters, amends or adds a provision to Schedule "A", in which case such specific provisions of Schedule "B" shall take precedence over the referenced provisions of Schedule "A" in respect of the specific Scope of Work), Schedule "C" and Schedule "E".

E. This Contract forms the entire agreement between Company and Contractor relating to the Services described herein and supersedes all prior negotiations, representations, agreements, understandings and dealings between the Parties in respect thereof other than the non-disclosure/confidentiality agreement executed by the Parties, if any, which shall remain in full force and effect and shall survive completion of the Services and the expiration or termination of this Contract. All obligations, rights and remedies: (i) are in addition to any that the Parties may have in law or in equity; (ii) are cumulative; and (iii) may be exercised concurrently; and this Contract shall be read as a whole. No prior or subsequent agreement between the Parties, written or otherwise, shall alter the terms of this Contract or the relationship of the Parties (and the terms of this Contract shall take precedence over any such prior or subsequent agreement), except as described in Paragraph F of this Signature Page.

[Remainder of page intentionally left blank; signature page follows]

F. Contractor shall acknowledge its acceptance of this Contract in writing by signing this Signature Page and returning one (1) copy of this Contract to Company. Acceptance by Contractor is limited to acceptance of the express terms of this Contract. Any amendments, modifications or qualifications shall only form part of this Contract if they are included in this Contract by way of (i) a Change Order, (ii) an Amending Agreement issued by Company and accepted by Contractor, or (iii) the addition of a duly authorized Scope of Work (Schedule "B" subpart) executed by an authorized representative of each Party in accordance with Clause 8.2 hereof (including any Schedule "C" and/or Schedule "D" subparts relating to a specific Scope of Work).

G. Concurrently with Contractor's execution and delivery of this Contract, Contractor shall deliver to Company a performance guarantee executed by its parent company, SAExploration, Inc., in the form attached as **Schedule "E" – Form of Performance Guarantee.**

Executed by the Parties' duly authorized representatives:

TALISMAN SASOL MONTNEY PARTNERSHIP **By its Managing Partner** TALISMAN ENERGY INC.	SAEXPLORATION (CANADA) LTD.
Signed this 17 day of April, 2013.	Signed this 15 day of April, 2013.
Signature Above, Print Name and Title	Jeff Mackie Operations Manager Signature Above, Print Name and Title

SCHEDULE "A"

attached to and made part of the Master Contract for Seismic Acquisition Services in Western Canada (No. **TEI11362**) dated the Apr-15-2013 between **TALISMAN SASOL MONTNEY PARTNERSHIP** and **SAEXPLORATION (CANADA) LTD.**

GENERAL TERMS AND CONDITIONS

1 INTERPRETATION

1.1 Definitions

"**Affiliate**" means with respect to a Person, another Person directly or indirectly controlling, controlled by or under common control with such Person. For these purposes, control means the power to direct or cause the direction of the management and policies of the other Person, whether directly or indirectly, and whether by virtue of the ownership of shares or other equity interests, the holding of voting rights or contractual rights or partnership interests, as trustee or executor or otherwise. For certainty, a partnership which is comprised of corporations which are Affiliates, as described above, shall be deemed to be an Affiliate of each such corporation and its other Affiliates;

"**Applicable Laws**" means all applicable federal, territorial, provincial, local and municipal statutes, laws, by-laws, ordinances, rules, orders (including court orders), regulations, directives, codes, guidelines, policies, safety standards, requirements and specifications in effect from time to time, and any amendments or re-enactments thereto, issued by any Authorities having jurisdiction over Company Group, Contractor Group, the Services, the Worksite, or any of the foregoing;

"**Authorities**" means any nation or government, or any federal, provincial, municipal, county or regional government or governmental authority or other law, regulation or rule making entity, and includes any court, department, commission, bureau, board, agency or regulatory body of any of the foregoing, having jurisdiction over the Services, the Worksite, any member(s) of Contractor Group or Company Group, or any matter arising under this Contract;

"**Business Day**" means any day on which Company is open for normal business in Calgary, Alberta, but does not include a Saturday or Sunday or a statutory holiday under the laws of Alberta;

"**Change Order**" means a written agreement signed after the Effective Date by Company and Contractor, changing the Services or otherwise revising the terms of this Contract;

"**Claims**" means all claims, actions, causes of action, suits, proceedings, liabilities and demands, of any kind or type whatsoever and all costs and expenses associated therewith, including without limitation, regulatory fines or enforcement actions, judgments, penalties, interest, settlement fees, court costs and legal fees, and shall include claims of strict liability, absolute liability and liability or fault imposed by Applicable Laws;

"**Company Contracts Representative**" means the individual listed as the Company contact on the Signature Page, who is responsible for and has authority to act on behalf of Company on matters such as: contract expiration, termination, amendment and Change Orders and to revise the Schedules or body of this Contract including the addition of Scopes of Work and any Schedule "C" and Schedule "D" subparts relating to a specific Scope of Work;

"**Company Equipment**" means any Equipment furnished by Company Group from time to time;

"**Company Group**" means Company, its Affiliates and each of the foregoing parties' shareholders, Personnel (excluding Contractor and Contractor's Subcontractors) and Company's Invitees;

"**Company Intellectual Property**" means all Intellectual Property Rights owned by Company Group, provided that Company Intellectual Property shall not include Developments;

"**Company Related Party**" means any member of Company Group and any of their co-venturers, joint venture partners, co-interest owners, co-lessors, working interest partners in the project and/or facility

where the Services are provided and their respective Affiliates and the shareholders, partnership interest holders, Personnel and Invitees of each of them;

"**Company Worksite Representative**" means the individual (and any alternate individuals) appointed by Company to act on Company's behalf in all matters relating to the Services, except for modifying any provision of this Contract;

"**Confidential Information**" means all information and data (whether written, oral or electronic or any other form) received, reviewed or otherwise acquired, learned or obtained by any member(s) of Contractor Group from any Company Related Party or otherwise during the course of, or incidental to, the performance of this Contract, and which in any way concerns the assets, business, operations, opportunities, activities, affairs, undertakings, finances, liabilities or prospects of any Company Related Party, including without limitation: trade secrets, improvements, know-how, discoveries, inventions and patent applications, software, programs, data, codes, methods, processes, proprietary information, data or materials, technology, test procedures and results, drilling, well and facility information, land holdings, land data and land interests, financial and budget information, accounting reports and data, interpretive data, maps, products and business plans, strategies and proposals, personal information regarding customers, employees, workers and landowners, as well as design concepts, engineering drawings, process models, specifications, techniques, and geological, geophysical, geochemical, exploration, development, production, engineering, processing, transportation, marketing or operating information of any kind regarding property or lands on or in the vicinity of property and lands on which a Company Related Party may be conducting operations;

"**Consequential Damages**" means any special, indirect, consequential, exemplary or punitive damages or losses and includes damages for loss of profits, goodwill or anticipated business;

"**Contract Price**" means a description of the compensation payable to Contractor attached and forming a subpart of Schedule "C" executed by an authorized representative of each Party in accordance with Clause 8.2 hereof;

"**Contractor Equipment**" means any Equipment furnished by Contractor Group from time to time, regardless of whether such Equipment is intended to be consumed or expended in the performance of the Services;

"**Contractor Group**" means Contractor, its Affiliates and Subcontractors, and each of the foregoing parties' Personnel, who are in any way involved with the Services or any other matters arising under this Contract, and shall also include Persons who are the heirs and successors of Contractor and its Affiliates, in addition to any Invitees of Contractor Group;

"**Contractor Intellectual Property**" means all Intellectual Property Rights owned by Contractor;

"**Developments**" means all inventions, improvements, discoveries, formulae, processes, algorithms and know-how produced or developed by Contractor or its Personnel in the performance of this Contract; but excludes Company Intellectual Property, Confidential Information and Documentation;

"**Documentation**" means all reports, data, tapes, logs, charts, drawings, tracings, documents, calculations, computer printouts, and items of a similar nature, that Contractor is required by this Contract to produce or develop in connection with the performance of the Services;

"**Equipment**" means any facilities, equipment, personal protective equipment, machinery, tools, instruments, apparatus, appliances, computers, communication apparatus, software, boilers, electronics, vehicles, parts, structures, temporary structures, vessels, tanks, trailers, rentals and other goods, including items rented by Company from Contractor, used in association with the provision of the Services hereunder;

"**Good Industry Practice**" means those good, sound and professional practices, methods and acts engaged in, approved or followed by a significant proportion of the industry in Canada which is involved in providing services similar to the Services and any other practices, methods or acts, which accomplish the desired results at a reasonable cost, in an expedient manner and are consistent with Applicable Laws, prudent practice, reliability and safety;

"**Gross Negligence**" means willful, wanton or reckless disregard of harmful, avoidable or foreseeable consequences;

"**Intellectual Property Rights**" means intellectual, industrial or other proprietary rights, including all rights in all jurisdictions within or outside Canada to patents, copyrights, trademarks, service marks, industrial designs, know-how and trade secrets, howsoever arising in law or equity and whether registered or unregistered in any jurisdiction;

"**Invitee**" means any Person not a Party to this Contract whose presence is at the invitation of a Party to this Contract as a guest and not under employment, retainer, contract or subcontract;

"**Liens**" means all liens, claims, charges, security interests and encumbrances arising pursuant to Applicable Laws in respect of the performance of the Services by Contractor Group, against the Worksite, premises, personal and real property of any Company Related Party;

"**Losses**" means all losses, costs, charges, penalties, fines, interest, liabilities, expenses and damages (whether contractual or tortious), of any kind or type whatsoever including reasonable legal fees and expenses;

"**Parties**" means Contractor and Company, and "Party" means either one of them, as the context may require;

"**Permits**" means all permits, consents, approvals, authorizations, certificates, licenses, memberships in professional associations and similar instruments issued by the proper Authorities or other Person(s) that may be applicable to or are required in association with the provision of the Services by a member of the Contractor Group;

"**Person**" means any natural person, sole proprietorship, corporation of any kind, unincorporated organization, partnership of any kind, company of any kind, joint venture, association, firm, trust, bank or other organization, whether or not a "legal entity" and includes any Authority;

"**Personnel**" means a party's directors, officers, employees, workers, consultants, agents, partners, representatives, suppliers, vendors and Subcontractors in any tier and the employees, workers and agents of all such Persons;

"**Policies and Procedures**" means the policies and procedures of Company Group listed in Schedule "D", including Company's Additional HSE Terms and Conditions (Exhibit "D-1"), Company's Alcohol and Drug Policy Expectations for Contractors (Exhibit "D-2"), Company's NAO Driving Policy (Exhibit "D-3"), Aviation Safety Terms and Conditions for Onshore Heliportable Seismic (Exhibit "D-4"), Company's Policy on Business Conduct and Ethics (Exhibit "D-5"), Company's Golden Rules for Safe Operations (TLM Safety Culture Global Standard) (Exhibit "D-6"), Company's HSE Management System Questionnaire (Exhibit "D-7"), Company's HSE Interface Document Template (Exhibit "D-8") and Company's Local Benefits and Stakeholder Relations Requirements (Exhibit "D-9") and other policies and procedures communicated to Contractor and which are either provided to or are accessible to Contractor on the Company's external website at www.talisman-energy.com and shall include any additional or modified policies which are determined, adopted or implemented by Company Group from time to time and communicated to Contractor;

"**Schedule**" means a schedule referenced in paragraph "D" of the Signature Page;

"**Scope of Work**" means a scope of Services attached and forming a subpart of Schedule "B" executed by an authorized representative of each Party in accordance with Clause 8.2 hereof;

"**Services**" means any services or work which are to be provided by Contractor under this Contract, including delivery of all Documentation to Company;

"**Signature Page**" means the first page(s) of this Contract evidencing the execution of both Parties;

ll

"**Subcontractor**" means any Person to whom execution of any part of the obligations of Contractor hereunder is subcontracted directly or indirectly by Contractor and includes its Affiliates, sub-suppliers, sub-vendors and sub-subcontractors and all of the foregoing parties' Personnel;

"**Warranty Period**" means the period described in Clause 2.6; and

"**Worksite**" means the lands, waters and other places on, under, in or through which Services are to be conducted, as may be further described in Schedule "B".

1.2 Matters of Interpretation

In this Contract, unless specifically stated otherwise:

1.2.1 the phrase "Contractor Group shall" means that Contractor itself shall abide by such term of the Contract, and in addition, Contractor shall ensure that each member of Contractor Group shall abide by such term of the Contract. Conversely, the phrase "no member of Contractor Group shall" means that Contractor itself shall not do as specified in the Contract, and Contractor shall ensure that each member of Contractor Group shall not do as specified in the Contract;

1.2.2 "herein", "hereby", "hereunder", "hereof" and similar expressions are references to this Contract and not to any particular clause, article, or Schedule;

1.2.3 "Article", "Clause" and "Subclause" are references to an Article, Clause or Subclause contained in Schedule "A" of this Contract unless specifically stated otherwise;

1.2.4 "including" and similar terms mean "including without limitation";

1.2.5 "$", "dollars" or other sums of money shall mean Canadian currency, unless specifically stated otherwise;

1.2.6 words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders;

1.2.7 headings are for convenience of reference only and shall not affect the construction or interpretation of this Contract; and

1.2.8 where a word or phrase is defined, its derivatives or other grammatical forms have a corresponding meaning.

2 PERFORMANCE OF THE SERVICES; DELIVERY OF THE DOCUMENTATION

2.1 Performance of Services

2.1.1 Strict Compliance

Company hereby engages Contractor to perform the Services. Contractor Group shall strictly comply with and perform all Services in accordance with the requirements of this Contract, all Applicable Laws and Policies and Procedures. In the event of differing standards or a conflict between any Applicable Laws, Policies and Procedures and this Contract, Contractor Group shall meet the higher standard in the performance of Services and in all activities relating to and in support of the Services, whether at the Worksite or offsite.

2.1.2 Due Diligence

Contractor Group shall perform the Services with due diligence, in a competent, careful, efficient and professional manner and in accordance with Good Industry Practice.

2.1.3 Services Schedule & Deadlines

Contractor Group shall perform the Services in accordance with the time schedule, deadlines and Services coordination procedures set out in Schedule "B", if any, or as otherwise directed by the Company Worksite Representative.

2.1.4 Key Personnel

Contractor Group shall supply personnel who are qualified to perform the Services, including the key personnel, if any, specified in Schedule "B" ("**Key Personnel**"). Contractor Group shall not remove, reassign or replace any Key Personnel in connection with the Services without Company's prior written consent, unless the engagement of any Key Personnel with Contractor Group has been terminated, in which case Contractor Group shall promptly replace such Key Personnel with other personnel approved by Company, who thereafter shall be deemed to be Key Personnel.

2.1.5 Use of Equipment

Contractor Group shall:

2.1.5.1 supply and mobilize, at its own expense and cost, all necessary Contractor Equipment suitable for the safe, legal and efficient performance of the Services other than such items Company specifically agrees to furnish;

2.1.5.2 maintain all Contractor Equipment in a neat, clean, mechanically safe and first class operating condition, fit for the use for which they are intended and capable of the degree of performance specified in this Contract. Contractor Group shall use all Equipment only for the manufactured use intended, and in a safe and cost effective manner; and

2.1.5.3 at its own cost, keep at the Worksite adequate quantities of spare parts to be able to maintain and repair the Contractor Equipment.

2.1.6 Acceptance of Equipment

Company shall have the right at any time to inspect and reject any Contractor Equipment that Company deems unsuitable and Contractor Group shall replace or repair the same immediately at no cost to Company, and in particular Company will not pay any transportation, mobilization, demobilization, standby or other charges in relation to such replacement or repair. Failure by Company to exercise this right shall not relieve Contractor of any of its obligations or liabilities under this Contract, including any warranty obligations.

2.2 Delivery of Documentation

2.2.1 Delivery of Documentation

Contractor shall deliver the Documentation to Company as specified in Schedule "B" (if so specified), or as otherwise directed by Company in writing. Unless otherwise specified in Schedule "B", all Documentation shall be delivered with all costs of shipping, importation and taxes incurred or accrued prior to such delivery paid by Contractor.

2.2.2 Shipping Instructions

A packing list shall accompany all shipments of Documentation, indicating the Contract number and fully describing all enclosed Documentation. All shipments must be packed or crated to protect the Documentation from damage or destruction during transit, and in accordance with any special conditions stated in Schedule "B".

2.2.3 Title and Risk

Title to the Documentation shall pass to Company upon Company's receipt of the Documentation or as and to the extent that Company makes any payments for the Services, whichever occurs earlier.

Risk of loss or damage to any Documentation shall pass to Company upon Company's receipt of such Documentation unless expressly stated to the contrary in Schedule "B". Contractor shall be

responsible for the safekeeping of all Documentation while in the custody of any member of Contractor Group, until such time as such Documentation is received by Company. Contractor shall maintain copies of all Documentation until Company has confirmed to Contractor in writing that the integrity of the Documentation received by Company has been verified by Company or its processing service company, at which time Company may provide Contractor with written instructions regarding the shipping or disposal of such backup/archival Documentation.

2.2.4 Acceptance of Documentation

Company shall have the right at any time within thirty (30) days after delivery to inspect and reject any Documentation that Company deems unsuitable and Contractor Group shall replace or repair the same immediately at no cost to Company, and in particular Company will not pay any transportation, mobilization, demobilization, standby or other charges in relation to such replacement or repair. Failure by Company to exercise this right shall not relieve Contractor of any of its obligations or liabilities under this Contract, including any warranty obligations.

2.3 Subcontracting

Contractor shall not subcontract the whole or any part of this Contract without Company's prior written consent, which may be withheld in Company's sole discretion. No subcontract shall relieve Contractor of any of its duties, obligations or liabilities under this Contract, and Contractor shall be liable for the acts, defaults and omissions of its Subcontractors as fully as if they were the acts, defaults or omissions of Contractor, whether or not such acts, defaults or omissions were known to or authorized by Contractor.

2.4 Independent Contractor

2.4.1 Contractor shall be an independent contractor with respect to all Services performed hereunder. No member of Contractor Group shall be deemed for any purpose to be the agent, employee, servant, partner, representative, subcontractor or joint venture partner of any Company Related Party. This Contract does not create an employment, agency, partnership, joint venture or other joint relationship between the Parties. Company Group shall have no direction or control over Contractor Group except in the results to be obtained. Contractor Group shall be under the complete control and direction of Contractor and shall not be deemed or construed to be employees, agents, representatives or subcontractors of Company or any Company Related Party. For clarity, nothing contained in this Contract shall be construed to create any contractual relationship between any Company Related Party and the employees, agents, representatives and Subcontractors of Contractor.

2.4.2 Further to Subclause 2.4.1 above, Company shall not make any deductions from fees payable to Contractor, nor shall Company Group be in any way responsible to Contractor Group for any employment insurance, workers' compensation or pension plan contributions, income tax or any other responsibilities or payments required by Authorities in respect of employees. All such amounts shall be the responsibility of Contractor Group and Contractor shall provide Company with proof of compliance with these requirements upon request. Contractor Group shall be solely responsible for ensuring that each Person associated with it complies with all immigration requirements and obtains all necessary Permits to enable performance of its obligations hereunder.

2.5 Warranties

2.5.1 Contractor represents and warrants that:

2.5.1.1 the Services shall be suitable for the particular purposes, if any, for which Company intends to use such Services, as specified in this Contract;

2.5.1.2 Contractor Group has the resources, skills and ability to perform the Services in accordance with this Contract and Services performed and Equipment used in connection therewith shall comply strictly with Applicable Laws, Policies and Procedures, Good Industry Practice and the specifications referred to in this Contract or as hereafter furnished by Company Group. Without limiting the generality of the foregoing, all Equipment shall be uncontaminated;

2.5.1.3 the Services shall be free from material errors, omissions, defects and deficiencies; and

2.5.1.4 the Services to be provided pursuant to the provisions of this Contract shall conform to the specifications set forth in Schedule "B".

2.5.2 Without limitation of any other rights or remedies of the Company Related Parties, if any error, omission, defect or deficiency in the Equipment or Services, in violation of the foregoing warranties arises within the Warranty Period, Contractor Group shall promptly furnish, at no cost to Company, all Equipment and Services necessary to repair, replace or otherwise correct to the full satisfaction of Company, such error, omission, defect or deficiency, as well as any damage caused to any part of Company's facilities, property or Worksite and shall cause the Equipment and Services to comply fully with the foregoing warranties and guarantees, otherwise Company shall have the right to correct, or to have such errors, omissions, defects, deficiencies and damage corrected by another Person, and all costs and Losses thereby incurred by Company shall be reimbursed by Contractor within thirty (30) days of Company's request, or such amounts may be immediately set off by Company against Contractor's invoices.

2.5.3 Except for the foregoing warranties, Contractor assumes no responsibility and makes no warranty or representation as to the merchantability, fitness, productivity or profitability of the Services and expressly denies and negates any such warranties.

2.6 Warranty Period

Contractor's warranties set forth in Clause 2.5 shall terminate twelve (12) months after the earlier of: (i) the completion of the Services; or (ii) termination of this Contract. The Warranty Period in respect of any repaired, replaced or corrected Services shall recommence for a further period of twelve (12) months from the date of completion of the entire repair, replacement or correction of the error, omission, defect, deficiency or damage.

2.7 Inspection of Others' Services by Contractor

If any Services to be performed by Contractor are dependent upon the quality and/or completeness of work performed by others (other than Subcontractors), Contractor Group shall inspect such other work and promptly report to Company any defects therein which render such work unsuitable for the proper execution of the Services under this Contract. Failure to make such inspections or to report any such defects to Company shall mean that Contractor Group shall, at its own expense, be required to make required repairs/corrections to its own Services regardless of underlying causes; provided that Contractor Group shall not be responsible for defects which could not have reasonably been detected.

2.8 Inspection of Worksite by Contractor

Contractor represents and warrants that, prior to commencing any Services, it shall be familiar with the physical aspects and local conditions of the Worksite, and shall ensure that it has the necessary information, equipment and personnel to perform its obligations in a safe and efficient manner at the Worksite in accordance with this Contract.

2.9 Inspection of Services by Company

Without limiting any of Contractor's obligations and liabilities hereunder, all Services shall be subject to inspection by Company Group at the Worksite or the facilities of Contractor or its Subcontractors during normal business hours upon reasonable prior notice to Contractor. Contractor shall provide Company and its representatives with reasonable access to the facilities of Contractor and its Subcontractors for such purpose. Company shall provide, at its own expense, the equipment, facilities and personnel necessary for the performance of any tests specified in this Contract to determine that the Services conform to the requirements of this Contract.

2.10 Progress Reporting

Contractor Group shall continuously monitor, report, forecast and control the progress of the performance of the Services under this Contract. If Contractor Group's monitoring activities indicate a delay or a potential for a delay, Contractor shall promptly give written notice thereof to Company and Contractor Group shall take appropriate corrective measures, subject to Company's approval, to avoid or recover from such delay. If, in the reasonable judgment of Company, Contractor Group fails to take such measures, Company may direct Contractor to accelerate work in order to recover from the delay and maintain the

delivery date(s) and time schedule(s) set out in Schedule "B". All costs incurred by Contractor Group to accelerate the work shall be borne by Contractor.

3 TERMINATION, SUSPENSION AND TERM

3.1 Termination

3.1.1 Termination Without Cause

Company may terminate this Contract or any applicable Scope of Work, in whole or in part, at any time for its convenience and without cause by giving written notice to Contractor to that effect, and in such event the effective date of termination of this Contract or applicable Scope of Work shall be the date set out in such notice. Company shall pay Contractor the early termination fee stipulated in Schedule "C", provided that in no event shall Company Group be liable to Contractor for any other Losses or Consequential Damages incurred by Contractor Group as a result of the termination or any unperformed Services.

3.1.2 Termination with Cause by Either Party

Either Party shall have the right to immediately terminate this Contract at any time upon notice to the other Party in the event that:

3.1.2.1 the other Party becomes insolvent;

3.1.2.2 dissolution, winding-up, bankruptcy, liquidation or similar proceedings are commenced or are proposed in respect of the other Party;

3.1.2.3 the other Party takes the benefit of any bankruptcy or insolvency legislation or files any plan of arrangement thereunder; or

3.1.2.4 a receiver is appointed for such other Party or any of its property.

3.1.3 Termination for Cause by Company

If Company is or becomes aware of any default by Contractor or failure to comply in full with its obligations set forth in this Contract (a "**default**"), Company will give Contractor written notice describing the default and demanding that immediate corrective action be taken to cease and remedy the default (the "**Corrective Action Notice**"). Upon receipt of the Corrective Action Notice from Company, Contractor shall immediately correct any such default to Company's satisfaction and Contractor shall make no claim against any Company Related Party for compensation or damages in respect of the same. If, in the sole opinion of Company acting reasonably, Contractor fails to take immediate action satisfactory to Company to remedy such default, and/or to prevent or mitigate damage to property or harm to people arising from such default and to diligently complete such remedy thereafter, Company may, without prejudice to its other legal or contractual rights, issue a written notice to Contractor terminating this Contract in whole or in part. In addition, Company may, without prejudice to its other legal or contractual rights, terminate this Contract at any time without notice and with immediate effect if, in the reasonable opinion of Company: Contractor is Grossly Negligent and/or engages in willful misconduct and/or practices that do not comply with Applicable Laws, Policies and Procedures or Good Industry Practice. Contractor shall not be entitled to any costs incurred as a result of such termination other than as specified in Subclause 3.1.4.

3.1.4 Right to Payment upon Termination

In the event of any expiration or termination of this Contract, Company shall be liable for payment for Services performed to the date of termination subject to any remedies Company Group may be entitled to under the terms of this Contract.

3.2 Suspension

3.2.1 Suspension without Cause

Company may suspend performance of this Contract, in whole or in part, at any time for its convenience and without cause and Company shall pay Contractor's reasonable costs incurred

as a direct result of such suspension, provided that in no event shall Company Group be liable to Contractor for any other Losses or Consequential Damages incurred by Contractor Group as a result of the suspension. Upon notice by Company as to resumption of performance, Contractor shall promptly resume performance of this Contract to the extent requested by Company, and any time schedules for performance shall be extended by a period equal to the period of suspension, unless otherwise agreed to by the Parties in writing.

3.2.2 Suspension for Cause

If Contractor's performance of this Contract involves a hazardous or unsafe condition which is not promptly abated or eliminated, or a failure to comply with Applicable Laws or Policies and Procedures, Company may, without prejudice to its other legal or contractual rights, issue an order immediately stopping all or any part of the performance of this Contract, in which case Contractor shall not be entitled to any further compensation or damages by reason of or in connection with such stoppage. If performance is stopped hereunder, Contractor shall not be permitted to restart performance until such hazard has been abated or eliminated.

3.2.3 Conduct Upon Suspension

In the event of any suspension or stoppage of performance of this Contract, Contractor Group shall, except as otherwise directed by Company, take all necessary steps to preserve and protect the Services in progress, the completed Services, and the Equipment purchased for or committed to the Services, whether located at the Worksite or offsite and cooperate with Company to minimize the impact of the suspension or stoppage.

3.3 Conduct Upon Termination

Upon any expiration or termination of this Contract, Contractor Group shall immediately discontinue performance of this Contract and:

3.3.1 preserve and protect the Services and Documentation in progress and the completed Services and Documentation, whether located at the Worksite or offsite, and deliver the possession and title to all of the foregoing to Company or another party, in accordance with Company's instructions;

3.3.2 return to Company any Company Equipment, materials, Confidential Information and other property (including keys and access cards which are the property of Company Group); remove any Contractor Equipment, people and other property from the Worksite, camps and any storage areas, including all refuse and waste materials resulting from performance of this Contract and all Contractor Group's temporary structures, facilities; leave the Worksite, camps and storage areas in a safe and clean condition; and remedy any environmental damage caused by Contractor Group to the satisfaction of Company and in accordance with Applicable Laws;

3.3.3 cooperate with any incoming contractor in order to provide for effective knowledge transfer and a seamless transition; and

3.3.4 Contractor Group shall make no Claim against any Company Related Party for compensation or Losses incurred by reason of or in connection with Company's Contract termination except as expressly provided for herein.

3.4 Term

The term of this Contract shall commence on the Effective Date and terminate on the later of the date:

3.4.1 that is five (5) years from the Effective Date; or

3.4.2 on which all Scopes of Work under this Contract have been completed;

unless earlier terminated in accordance with the terms hereof.

4 PAYMENT PROVISIONS

4.1 Contract Price

4.1.1 As full and final consideration for the Services, Company agrees to pay Contractor the Contract Price and Contractor waives any right to claim for other compensation. For greater certainty, unless otherwise specified in Schedule "C", the Contract Price shall include: (i) all costs, expenses or amounts associated with the Services, including without limitation, any amounts in respect of meals, accommodation, transportation, telephone charges, photocopying, travel time, standby time (such as weekend layovers near the Worksite) and incremental overtime rates, and, with respect to the Documentation, packing, crating, labeling, storage, insurance, freight, delivery, customs duties or tarries and excise taxes to the delivery point.

4.1.2 The Contract Price set out in Schedule "C" may be revised from time to time during the term of this Contract upon agreement by the Parties. In the event of a Contract Price revision, the Parties shall enter into a Change Order to evidence such Contract Price, and such revised Contract Price shall replace the relevant Contract Price set out in Schedule "C".

4.2 Invoicing

4.2.1 Contractor shall invoice as specified in Schedule "C", provided that if Schedule "C" does not specify an invoicing schedule, Contractor shall, on a monthly basis, submit to Company one (1) invoice in respect of each Scope of Work. Submitted invoices shall be in a form satisfactory to Company Accounts Payable Department and must comply with this Clause 4.2 and the requirements set out in Schedule "C".

4.2.2 Contractor shall have ninety (90) days after the completion of its obligations hereunder or expiration or termination of this Contract, to invoice Company for all amounts due and outstanding relating to any Services after completion (as determined on a site-specific basis) of the relevant Services under this Contract. In the event Contractor fails to invoice Company for all amounts due within such period, Contractor shall release Company from any obligation to pay such amounts.

4.2.3 No invoice shall include gross-up amounts in respect of any amounts withheld pursuant to Applicable Laws or this Contract, and Contractor shall ensure that such 'no gross-up' clause is included in any contract with Subcontractors in respect of the Services.

4.3 Payment

4.3.1 In the event that Company disputes any invoice, Company shall provide a written notice of fees in dispute including details to Contractor in a timely manner and Company shall be entitled to withhold payment of the portion of the invoiced amount relating to the dispute.

4.3.2 Subject to the acceptance of the Services by Company, and permitted or required offsets or withholdings, Company will pay to Contractor, within thirty (30) calendar days from receipt by Company of an invoice in accordance with Clause 4.2, the net invoice amount less: amounts in dispute, amounts subject to Liens, amounts paid by Company to remedy any default by Contractor, and amounts withheld or set off pursuant to this Contract or Applicable Laws. Non-payment by Company Group of any amount in dispute shall not alleviate or modify in any respect, Contractor's obligations to perform all Services in accordance with this Contract.

4.3.3 Unless otherwise mutually agreed, each payment by Company to Contractor shall be made by a wire transfer to Contractor's bank account number and bank as specified on the invoice. If such bank account and bank is not specified on the invoice, then payment shall be made by cheque posted to Contractor's address for notices.

4.3.4 If Contractor has not received payment of an invoice within thirty (30) days, it shall notify Company of the same in writing.

4.4 Payment not Waiver or Acceptance

Payment of an invoice(s) by a member of Company Group shall not constitute "acceptance by conduct" of rates or fees charged by Contractor which are not in accordance with Schedule "C" and have not been agreed to by a Change Order; nor shall such payment constitute: (i) acceptance by Company of an amendment to this Contract; (ii) the formation of a new contract; (iii) waiver by Company of the provisions of this Contract regarding rate changes, invoicing, right to audit, warranties, Warranty Period, default; or (iv) acceptance by Company of the Services or any part(s) thereof. Final payment to Contractor shall not

relieve Contractor of any of its obligations or liabilities under this Contract. The payment of any invoice shall not prejudice Company Group's right to dispute such invoice.

4.5 Right to Withhold

Any payments required to be made under this Contract are subject to any holdbacks or withholding required by Applicable Laws or expressly permitted by the terms of this Contract. Subject to the indemnity and insurance provisions herein, Company shall be entitled to offset any amount including premiums payable for workers' compensation or equivalent insurance that it believes in good faith is owed by Contractor to Company or an Affiliate of Company, pursuant to this Contract, against any amount due to Contractor hereunder.

4.6 Electronic Procurement

Contractor acknowledges that Company is implementing an electronic procurement process which includes electronic commercial transactions such as purchase orders and invoices. Contractor agrees to conduct business using such electronic procurement process and to cooperate with Company in the implementation and use of electronic procurement processes. Contractor understands that it may be required to input information into the Company's system of purchase orders and invoices and other documents and/or be required to register with and work with third party system or network providers.

4.7 Right to Audit

4.7.1 Contractor Group shall maintain all records pertaining to the performance of its obligations under this Contract for a period of thirty-six (36) months after such performance. Company Group, upon reasonable notice in writing to Contractor, shall have the right at any time within such thirty-six (36) month period to audit such records as may be reasonably necessary for the purposes of ensuring that the obligations of Contractor are being performed in accordance with this Contract and for substantiating any charges appearing on invoices rendered by Contractor. Notwithstanding the foregoing, Contractor shall have the right to exclude any cost components of Contractor's fixed rates or to cost information for any Services performed on a lump sum or unit price basis, so long as the amounts invoiced are consistent with the agreed fixed, lump sum or unit price.

4.7.2 Contractor shall, within thirty (30) days of receiving notice from Company of an overcharge disclosed by such an audit, either: (i) reimburse Company for the amount of such overcharge if such amount has already been paid by Company, including interest on such overcharge at an annual rate equal to the rate of interest established from time to time by the Royal Bank of Canada as its "Prime Rate" plus 2% from the date such amount was originally paid by Company; or (ii) dispute the amount of such claim in good faith and in writing to Company. Failure of Contractor to respond to any such notice within such thirty (30) day period shall be deemed to an acceptance by Contractor of the amount claimed, and the amount claimed shall be immediately due and payable to Company.

4.7.3 Company shall bear all costs arising from such an audit unless such audit discloses an overcharge of 15% or more in the accuracy of any invoice, in which case Contractor shall reimburse Company for the actual costs of the audit.

5 RESPONSIBILITIES OF CONTRACTOR

5.1 Confidential Information and Third Party Data

5.1.1 Contractor covenants and agrees that it shall not, and shall require that Contractor Group shall not, at any time during or after the term of this Contract, reveal, divulge, or otherwise make known to any Person, or use for its own account or for any purpose other than the performance of its obligations hereunder, any Confidential Information, unless such Confidential Information has become part of the public domain through no fault of any member(s) of Contractor Group. Upon completion of all Services hereunder or upon expiration or termination of this Contract, Contractor Group shall immediately return all Confidential Information, delete all computer files and shall not copy and retain any Confidential Information by any means or media.

5.1.2 If, in connection with a specific Scope of Work, Company gives Contractor access to any LiDAR data or other imagery licensed by any member of Company Group from a third party (**"Imagery"**), Contractor:

5.1.2.1 agrees that the provisions of Subclause 5.1.1 shall apply to the Imagery, *mutatis mutandis*, and that Contractor shall keep the Imagery confidential in accordance therewith;

5.1.2.2 shall receive, retrieve and access the Imagery solely for the purpose of performing its obligations with respect to such Scope of Work;

5.1.2.3 shall promptly notify Company of any unauthorized use of the Imagery;

5.1.2.4 shall not alter the Imagery in any way and shall promptly advise Company of any errors in the Imagery of which it becomes aware;

5.1.2.5 shall not alter any trademark, logo, copyright or other or proprietary notices, legends, symbols or labels in the Imagery; and

5.1.2.6 acknowledges and agrees that all Intellectual Property Rights in the Imagery shall at all times be, and remain, the exclusive property of its licensors.

5.2 Ownership of Intellectual Property

5.2.1 Company Group shall retain full ownership of Company Intellectual Property and Contractor Group shall retain full ownership of Contractor Intellectual Property.

5.2.2 Company shall be the exclusive owner of the Documentation and all Intellectual Property Rights in and to the Documentation. Contractor Group shall cooperate fully with Company with respect to signing further documents and doing such acts and other things reasonably requested by Company to confirm the transfer of ownership of the Documentation, the waiver of moral rights therein, and to obtain or enforce any Intellectual Property Rights or other property rights therein.

5.2.3 Contractor shall be the exclusive owner of the Developments and of all Intellectual Property Rights in and to the Developments. Company shall cooperate fully with Contractor with respect to signing further documents and doing such acts and other things reasonably requested by Contractor to confirm the transfer of ownership of the Developments, the waiver of moral rights therein, and to obtain or enforce any Intellectual Property Rights or other property rights therein.

5.2.4 Contractor hereby grants to Company Group an irrevocable, perpetual, non-exclusive, royalty-free, world-wide license to use, reproduce, support and modify for its own internal use:

5.2.4.1 Contractor Intellectual Property and the Developments to the extent necessary to realize the full benefit of the Services and Documentation; and

5.2.4.2 Contractor Intellectual Property directly derived from the Developments or any Company Intellectual Property or Company know-how.

5.3 Taxes and Withholding

5.3.1 Contractor is solely responsible for and shall pay all taxes, duties, fees, charges and levies assessed against Contractor or any Contractor Personnel arising out of this Contract or the Services provided hereunder including, without limitation, taxes assessed on account of Contractor's revenues or profit (**"Taxes"**) with the exception of GST, PST and HST, which Company shall pay and Contractor shall remit to the appropriate Authorities.

5.3.2 Contractor Group shall cooperate with and make every effort to assist all Company Related Parties in obtaining any available remission, rebates, credits, deductions, exemptions and refunds for all Taxes and any related interest, fines or penalties. All such amounts received as refunds or otherwise shall accumulate to the benefit of Company and be itemized and expressly set off against money owed to Contractor by Company.

5.3.3 Contractor agrees that any Services performed by any member of Contractor Group in respect of which "scientific research or experimental development credits" may be available under the *Income Tax Act* (Canada) is undertaken on behalf of Company and Company shall be solely entitled to claim all such credits.

5.3.4 If Contractor is or becomes a non-resident of Canada for the purposes of the *Income Tax Act* (Canada), Contractor shall notify Company and Company shall withhold all amounts required to be withheld by Applicable Laws. Contractor shall indemnify all Company Related Parties for, and Company shall be entitled to set-off against any and all Claims and Losses incurred or suffered by any Company Related Party in relation to withholding requirements. Unless Contractor provides Company with written notice prior to the Effective Date that it is a non-resident of Canada, Contractor shall be deemed to have represented and warranted to Company that it is not a non-resident and is not subject to withholding for such purposes.

5.4 Insurance

5.4.1 Insurance Coverage

Unless specifically waived in advance in writing by Company, Contractor shall at its own expense, secure, maintain and continuously carry for the duration of the Services (including all Services performed during the Warranty Period), and Contractor shall ensure that each of its Subcontractors secure, maintain and continuously carry for the duration of the Services (including all Services performed during the Warranty Period), the following insurance:

5.4.1.1 Workers' Compensation

Contractor shall register and shall require that its Affiliates and Subcontractors register with the Workers' Compensation Board for the jurisdiction(s) in which the Services are provided and will obtain coverage and require its Affiliates and Subcontractors to obtain coverage for all Personnel who are in any way involved with the provision of the Services or any other matters arising under this Contract. Prior to providing the Services, Contractor will provide Company with a certificate of clearance or other proof that workers' compensation premiums have been remitted to the applicable Workers' Compensation Board by Contractor, its Affiliates and Subcontractors.

Contractor shall, on an annual basis or on request by Company, provide evidence of the workers' compensation coverage for all its Personnel and that of its Affiliates and Subcontractors involved in the provision of the Services.

If, and only for so long as, Contractor or any of its Subcontractors are not required by Applicable Laws to procure and maintain Workers' Compensation or equivalent insurance coverage for themselves (if Supplier or any such subcontractor is a sole proprietor or otherwise) or for any of their respective owners, principals or employees ("**Uninsured Workers**"), Contractor: (i) hereby represents and warrants that it and such Subcontractors are not required to procure and maintain such coverage pursuant to Applicable Laws; (ii) hereby releases Company Group from any and all liability for bodily injury or death to such Uninsured Workers, whether caused solely or partly by Company Group, including negligence on the part of any of them in connection with this Contract; and (iii) shall indemnify, defend and save harmless Company Group from and against any and all Claims and Losses which may be claimed, made or brought by such Uninsured Workers or other third parties against Company Group, or which any of them may suffer, sustain, pay or incur, arising out of or in connection with any bodily injury or death to such Uninsured Workers. Further, Contractor agrees to immediately notify Company in the event that the basis for Contractor's or its Subcontractor's exemption from Workers Compensation requirements no longer applies.

5.4.1.2 If the insured party is a US resident, Employers' Liability Insurance (including Occupational Disease) in an amount of not less than Five Million ($5,000,000) dollars;

5.4.1.3 Automobile Liability Insurance covering all motor vehicles owned, leased, operated and licensed by Contractor Group, with limits of not less than Five Million ($5,000,000) dollars inclusive for bodily injury including death of one or more persons, and/or damage and destruction to property as a result of any one accident;

5.4.1.4 Comprehensive General Liability Insurance on an occurrence basis, with a limit of not less than Ten Million ($10,000,000) dollars inclusive for bodily injury including death of one or more persons, and/or damage to and loss of use of property, and such coverage shall include: Products and Completed Operations Liability, Blanket Contractual Liability, Tortious Liability, Contractor's Protective Liability, Personal Injury, Broad Form Property Damage, Non-Owned Automobile Liability, Contingent Employers' Liability, Cross Liability, Sudden and Accidental Pollution Liability, Forest Fire Fighting Legal Liability and Severability of Interest; and if Contractor is a United States resident, Company Owners' and Contractors' Protective;

5.4.1.5 All Risk Property Insurance covering all risks of physical loss or damage to property of every description owned by Contractor or for which Contractor is legally liable or responsible, for an amount not less than the replacement value of such property, and providing a waiver of subrogation against all Company Related Parties;

5.4.1.6 if the performance of the Services or On-Site Work requires the use of aircraft other than scheduled carriers, Contractor shall carry, or shall require the owners of such aircraft to carry, Aircraft Hull Property Insurance on a replacement cost basis;

5.4.1.7 Basic Data-In-Transit Insurance with a limit of not less than Five Million ($5,000,000) dollars per occurrence or the cost to re-acquire the lost or damaged data;

5.4.1.8 Professional Liability Errors and Omissions Insurance covering all claims arising out of errors and/or omissions of Contractor Group with a limit of not less than Ten Million ($10,000,000) Dollars;

5.4.1.9 if the performance of the Services or On-Site Work requires the use of aircraft other than scheduled carriers, Contractor shall carry, or shall require the owners of such aircraft to carry, Aircraft Liability Insurance covering bodily injury liability, including passenger liability, and property damage liability, with inclusive limits of not less than Twenty-Five Million ($25,000,000) Dollars for any one occurrence; and

5.4.1.10 any other insurance required by Applicable Laws of the jurisdiction where the Services or On-Site Work is performed.

5.4.2 Policy Requirements

Each policy of insurance obtained and maintained by Contractor and its Subcontractors pursuant to this Contract shall:

5.4.2.1 be held with insurance company(ies) having a Best's Insurance Guide Rating of "A minus" (A-) or better;

5.4.2.2 provide, by endorsement or otherwise, that the insurer(s) waives all its or their rights, whether by subrogation or otherwise, as against each Company Related Party;

5.4.2.3 except for automobile insurance, name each Company Related Party as an additional insured;

5.4.2.4 provide liability coverage on an "occurrence basis" as opposed to a "claims made basis";

5.4.2.5 provide that the coverage is primary to and shall not be "in excess" of any insurance coverage maintained by the Company Related Parties;

5.4.2.6 provide that thirty (30) days written notice shall be given to Company prior to any alterations, terminations or cancellations of any such policy(ies);

5.4.2.7 grant Company Group the right to request a certified copy of any policy of insurance required in this Article; and

5.4.2.8 provide that such policy shall survive the default or bankruptcy of the insured party for claims arising out of an event before such default or bankruptcy.

5.4.3 Prior to the commencement of performance of this Contract and at any time thereafter (including the Warranty Period), Contractor shall provide Company with evidence of the insurance required hereunder in respect of any member of Contractor Group in the form of certificates of insurance or as otherwise requested, within six (6) Business Days of such request by Company.

5.4.4 All deductibles on each policy of insurance required by this Article shall be paid by the appropriate member of Contractor Group.

5.4.5 The limits of insurance coverage listed herein do not limit Contractor's obligations or financial liability under this Contract.

5.4.6 The Parties agree that, regardless of whether:

5.4.6.1 Company has received proof of insurance that fails to comply with the provisions of Subclauses 5.4.1, 5.4.3 and/or 5.4.4 from any member of Contractor Group; or

5.4.6.2 any member of Contractor Group fails or refuses to provide proof of insurance or fails to carry the necessary insurance; and/or

5.4.6.3 Company allows any such member of Contractor Group to perform the Services; and/or

5.4.6.4 any of the policies of insurance required by this Contract are cancelled, terminated or are materially modified;

none of the foregoing circumstances shall constitute waiver by Company of Contractor's obligations under this Contract, nor shall such a situation constitute acceptance by conduct by Company or acquiescence to a variation of the terms of this Contract by Company. In addition, in any of the situations listed above, the Company Related Parties shall not be estopped from asserting against Contractor any Claim(s) for failure of Contractor to meet its insurance obligations under this Contract.

5.4.7 Contractor shall indemnify, defend and hold harmless Company from and against any and all Claims arising from or by reason of the failure by Contractor, its Affiliates and Subcontractors to remit workers' compensation premiums or to maintain workers' compensation or other insurance as required under this Contract.

5.5 Permits

Unless otherwise expressly provided in the Scope of Work, Contractor Group shall:

5.5.1 promptly apply for and procure all Permits, without additional compensation from Company;

5.5.2 strictly comply with all Permits; and

5.5.3 where applicable, within thirty (30) days of written request from Company, transfer the Permit(s) to any entity requested by Company Group.

In the event Company obtains any Permits, Contractor Group shall strictly comply with all such Permits upon Contractor's receipt of such Permits (or copies thereof) from Company.

5.6 Promotional Material

Contractor Group shall not use any Company Related Party's name or trademarks in any manner, including in press releases, public announcements, advertising or promotional materials, written or otherwise (**"Statements"**), unless previously authorized in writing by Company, which authorization may be withheld in Company's sole discretion for any reason. Contractor Group shall not publish or cause to be published any Statement, or encourage or approve any Statement likely to be detrimental to the name, goodwill, reputation or trademarks of any Company Related Party. Contractor Group shall, upon request by Company, withdraw and discontinue any Statement(s) that in Company's reasonable opinion is detrimental to any Company Related Party.

5.7 Liens

Contractor Group shall defend, indemnify and hold harmless each Company Related Party from and against any and all Liens and shall keep the Worksite, premises and all personal and real property of Company Related Parties free from such Liens. To the full extent permitted by law, Contractor Group shall waive all rights of Liens against the leasehold interests, improvements, fixtures, wells, Equipment, lands, Worksite, premises and real and personal property of Company Related Parties. In no event shall the foregoing be interpreted to prevent Contractor from pursuing any Claim (other than by way of Liens against the leasehold interests, improvements, fixtures, wells, Equipment, lands, Worksite, premises and real and personal property of Company Related Parties) when the right thereto arises directly from Company's failure to pay Contractor in breach of this Contract. If Contractor Group fails to release and discharge any such claims of Liens within five (5) Business Days after receipt of notice from any Company Related Party to remove such claim of Liens, such Company Related Party may, at its option, discharge or release the claim of Liens, or otherwise deal with the Liens claimant(s), and Contractor shall pay the Company Related Parties' Losses in so doing and/or any Company Related Party may set off such Losses against amounts due to Contractor.

5.8 No Infringement

Contractor covenants, warrants and agrees that the Services provided under this Contract will not infringe any Intellectual Property Rights. If any Services or any portion thereof are held or are alleged by a third party to infringe any Intellectual Property Rights, or if the Services or any portion thereof is enjoined as a result of a claim for infringement, Contractor shall, in addition to its obligations under Article 6, at its own expense and at Company's option:

5.8.1 procure for Company the perpetual right to use the affected Services;

5.8.2 replace the affected Services with Services that are not infringing; or

5.8.3 modify the affected Services so that they become non-infringing.

Any such replacement or modification of the Services or any portion thereof shall meet the requirements of and be subject to the terms of this Contract.

5.9 Prime Contractor

5.9.1 For Services performed in British Columbia, for the purposes of Part III of the Workers Compensation Act, RSBC 1996, c. 492 and its Regulations (the "**Act**"), Contractor shall be the "prime contractor" for all Services. Contractor agrees to ensure the activities of employers, workers and other persons engaged in the Services relating to occupational health and safety are coordinated and to do everything that is reasonably practicable to establish and maintain a system or process that will ensure compliance with the Act

5.9.2 For Services performed in Alberta, for the purposes of the *Occupational Health and Safety Act*, R.S.A. 2000, c. O-2 (the "**Act**"), Contractor shall be the "prime contractor" for all Services. Contractor agrees to fulfill the obligations of a "prime contractor", to assume overall responsibility for the health and safety of all workers associated with the provision of the Services, and to ensure compliance with the Act, its regulations and associated code.

5.9.3 For Services performed in Saskatchewan, for the purposes of the *Occupational Health and Safety Act*, R.S.S. 1993, c. O-1.1 (the "**Act**"), Contractor shall be the "prime contractor" for all Services. Contractor agrees to fulfill the obligations of a "prime contractor", to assume overall responsibility for the health and safety of all workers associated with the provision of the Services, and to ensure compliance with the Act, its regulations.

6 LIABILITY AND INDEMNITY

6.1 Liability and Indemnity of Contractor

In addition to any other liabilities and indemnities provided for in this Contract, Contractor agrees to and shall:

6.1.1 be liable to each Company Related Party for all Claims and Losses which such Company Related Party may suffer, sustain, pay or incur; and

6.1.2 indemnify and save harmless each Company Related Party from and against any and all Claims and Losses which may be brought against, suffered, sustained, paid or incurred by such Company Related Party;

to the extent such Claims or Losses arise out of or in connection with any negligence, wilful misconduct or non-compliance with Applicable Laws on the part of Contractor Group, or by reason of breach of this Contract by Contractor Group.

6.2 Liability and Indemnity of Company

Company agrees to and shall:

6.2.1 be liable to Contractor for all Claims and Losses which Contractor Group may suffer, sustain, pay or incur; and

6.2.2 indemnify and save harmless Contractor from and against any and all Claims and Losses which may be brought against, suffered, sustained, paid or incurred by Contractor Group;

to the extent such Claims or Losses arise out of or in connection with any negligence, wilful misconduct or non-compliance with Applicable Laws on the part of Company Group, or by reason of breach of this Contract by Company.

6.3 Limitation of Liability

Neither Party will be liable or provide indemnity under this Contract for Consequential Damages, provided that the foregoing shall not limit: any liability incurred under Clauses 5.1 or 5.8; any liability for any Uninsured Workers under Clause 5.4; any liability to pay liquidated damages, if applicable; or any liability for gross negligence, wilful misconduct or breach of Applicable Laws.

6.4 Company Related Parties

For the limited purpose of extending the benefit of the provisions in this Contract expressly referring to Company Related Parties other than Company, Company contracts on its own behalf and as agent and trustee on behalf of each Company Related Party so referenced, and each Company Related Party so referenced shall be or be deemed to be a Party of this Contract.

6.5 Intellectual Property

Contractor shall indemnify, defend and hold harmless Company from and against any and all Claims arising from or by reason of any infringement or alleged infringement of Intellectual Property Rights in respect of any property, Contractor Equipment, Services, methods or processes furnished or used by Contractor in connection with this Contract, but excluding any Company Equipment.

7 DISPUTE RESOLUTION

If there is a dispute between the Parties in connection with this Contract, either Party may provide a notice to the other Party to commence negotiations to resolve the dispute and the Parties will, acting in good faith, use commercially reasonable efforts to resolve the same as soon as possible. If the dispute is not resolved within ten (10) Business Days after notice to commence negotiations is given, then on notice from either Party to the other, the dispute will be referred to members of senior management of each of the Parties for resolution and each Party will appoint a senior officer with the authority to settle the dispute. The senior officers so appointed will attempt to resolve the dispute within a further period of five (5) Business Days from the date such referral notice is given. Any dispute resolved pursuant to this Clause will be reduced to writing and, when approved by the Parties, will be final and binding. If a settlement is not reached within the five (5) Business Days allotted, either Party shall have the option to utilize the Courts of Alberta for resolution.

8 MISCELLANEOUS

8.1 Governing Law

This Contract shall be interpreted and construed in accordance with the laws of Alberta and the federal laws of Canada applicable therein, without regard to any conflicts of law principles that could require

application of any other law, and the same shall govern any dispute, controversy or Claim arising from or relating to this Contract, including the existence, invalidity, performance, breach or termination hereof. The Parties irrevocably submit to the exclusive jurisdiction of the courts of the Province of Alberta and the applicable courts of appeal, with respect to any matters set forth herein.

8.2 Amendment

No change or modification of this Contract shall be valid unless it is in writing and signed by a duly authorized representative of each Party.

8.3 Assignment

Contractor may not assign this Contract in whole or in part without the prior written consent of Company, which consent may be withheld in Company's sole and absolute discretion. Any assignment of this Contract or any interest herein by Contractor in violation of the foregoing shall be null and void. The assignment of this Contract, if so permitted by Company, shall not relieve Contractor of its obligations under this Contract. Company may, in its discretion, assign this Contract, which assignment shall be effective upon Company giving notice thereof to Contractor.

8.4 Enurement

This Contract shall enure to the benefit of and be binding upon Company and its successors and assigns and upon Contractor and its successors and permitted assigns.

8.5 Language

All Contract documentation, including communications between the Parties, shall be prepared in, and all members of Contractor Group shall be fluent in, English. The parties hereto have expressly requested that this agreement and all documents related thereto be drafted in English. *Les parties aux présentes ont expressément requis que la présente convention et tous les documents y afférents soient rédigés en langue anglaise.*

8.6 Severability

If any part of this Contract is held by a court of competent jurisdiction to be invalid or unenforceable in whole or in part, then the balance of this Contract shall remain in full force and effect in all other respects, it being the intent of the Parties that the invalid or unenforceable portions are severable. The Parties further agree to replace such void or unenforceable provision of this Contract with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

8.7 Time of the Essence

Time shall be of the essence of all provisions of this Contract.

8.8 Waiver

No waiver of any term or condition of this Contract shall be valid unless made in writing and executed on behalf of the waiving Party by a duly authorized representative of that Party and specifying the nature and extent of such waiver. Such waiver shall in no event be construed to be a general waiver of any of the terms and conditions contained in this Contract, but the same shall be strictly limited to the extent and occasion specified in such signed writing. Failure by either Party to complain of any act or failure to act by the other Party, or failure by either Party to exercise any of its rights, powers or remedies hereunder irrespective of how long such failure continues, shall not constitute a waiver of those rights, powers or remedies hereunder.

8.9 Survival

The provisions of Articles 1, 3, 4, 6 and 7 and Clauses 2.4, 2.5, 2.6, 5.1, 5.2, 5.7, 5.8 and 8.1 of this Schedule "A" and the provisions of Schedule "D" shall continue as valid and enforceable obligations of the Parties, notwithstanding the completion of the Services or the expiration, revocation or termination of this Contract.

8.10 Limitations

The Parties agree that, without regard to any otherwise applicable statute that may bar Claims on a shorter time period, the time period in which Parties may bring a suit or demand arbitration with respect to Claims related to this Contract shall be as follows:

8.10.1 for Claims disclosed by an audit, two (2) years after the last day this Contract permits that audit to be performed;

8.10.2 for Claims relating to the enforcement of any provisions or obligations relating to taxes or customs duties, seven (7) years; and

8.10.3 for all other claims, four (4) years.

The Parties agree that, without regard to any otherwise applicable statute that may bar Claims on a shorter time period, the Parties shall not, with respect to Claims related to this Contract, raise as a defense or affirmative defense the lapse of time since the accrual of an alleged Claim except to the extent that such Claim would be barred by the time periods in this Clause 8.10.

8.11 Further Assurances

Each Party shall at any time and from time to time, upon request by the other Party, execute and deliver such further documents and do such further acts and things as the other Party may reasonably request to facilitate performance of this Contract or to evidence, carry out, and give full effect to the terms, conditions and intent of this Contract.

8.12 Counterpart Execution

This Contract may be executed and delivered by facsimile and in any number of identical counterparts, each of which so executed shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

8.13 Electronic Signature

Company may execute this Contract using a mechanical signature which is a facsimile signature of a duly authorized signatory of Company and such mechanical signature shall be binding on Company in the same manner as an ink signature and shall be treated as an original.

8.14 Notices

All notices and communications given in connection with this Contract shall be sufficiently given if addressed to the other Party at its address on the Signature Page of this Contract and (i) delivered by hand or by reputable courier or overnight courier service or overnight mail to the intended recipient's address for service as set forth above, (ii) sent by direct facsimile telecommunication to such Party at its fax number as set forth above (with receipt confirmed), or (iii) sent by email to such Party at its email address as set forth above (with receipt confirmed). Any notice so given shall be deemed to have been given and received on the first Business Day on which it is presented during normal business hours at the address for service of the addressee thereof, or, in the case of a direct facsimile telecommunication or email communication, on the day on which it is transmitted if transmitted prior to or during normal business hours on a Business Day, or on the first Business Day following the day on which it is transmitted if transmitted otherwise. A Party may change its address of service by giving written notice thereof to the other Party.

8.15 Force Majeure

Notwithstanding any other provision of this Contract, if either Party is wholly or partly unable to perform its obligations under this Contract by reason of any event beyond its reasonable control (and "Event of Force Majeure"), such Party shall be relieved of such obligations to the extent, and for the period, that it is affected by the Event of Force Majeure, provided that the affected Party gives the other Party prompt notice of such inability and the nature, cause and expected duration of the Event of Force Majeure. An Event of Force Majeure may include, but not necessarily be limited to, fire, flood, earthquake, civil disturbance, war rationing, embargoes, strikes or lockouts, acts of God or acts of government, but shall not include a lack of finances of either Party, any failure of equipment of Contractor Group or any delay of

Contractor Group in obtaining any materials for any Services required to be delivered to Company under this Contract. The Party affected by the Event of Force Majeure shall use all reasonable efforts (having regard to Good Industry Practice) to remedy the situation and remove, so far as possible and with reasonable dispatch, the cause of its inability to perform; provided that there shall be no obligation on the affected Party to settle labour disputes or to test or to refrain from testing the validity of any Applicable Law in any court having jurisdiction. The affected Party shall give prompt notice to the other Party of cessation of the Event of Force Majeure.

8.16 Application to Multiple Scopes of Work

This Contract may be used by the Parties to cover the performance of more than one distinct Scope of Work by designating a portion or subpart of Schedule "B", Schedule "C" and/or Schedule "D" to apply to a specific Scope of Work defined in said Schedules. If the Parties designate a portion or subpart of Schedule "B", Schedule "C" and/or Schedule "D" to apply to a specific Scope of Work defined in said Schedule(s), the provisions of the designated subpart of each such Schedule shall apply: (i) to the specific defined Scope of Work and no other; and (ii) with respect to the specific defined Scope of Work, to the exclusion of other portions or subparts of Schedule "B", Schedule "C" and/or Schedule "D" not specifically designated to apply to the specific defined Scope of Work. In order for any Schedule (including any subpart thereof) to be added to this Contract after the date that the Signature Page is executed by Company, such Schedule must be executed by an authorized representative of each Party in accordance with Clause 8.2 hereof.

END OF SCHEDULE "A" to the Master Contract for Seismic Acquisition Services in Western Canada.

SCHEDULE "B" - SUBPART 1

attached to and forming a subpart of Schedule "B" to the Master Contract for Seismic Acquisition Services in Western Canada (No. TEI11362) dated the Apr-15-2013 between **TALISMAN SASOL MONTNEY PARTNERSHIP** and **SAEXPLORATION (CANADA) LTD.**

SCOPE OF WORK

CYPRESS 3D

1 TERM

1.1 The term of this Scope of Work shall commence on Apr-15-2013 and terminate on the later of Dec-15-2013 or the completion of the Services, unless earlier terminated in accordance with the terms hereof.

2 PHILOSOPHY

2.1 It is Company's philosophy to conduct business as a good corporate citizen, with as little disturbance to the environment and the least disruption to the local populace and enterprise as possible. It is of extreme importance that we conduct our business in a safe and prudent manner, so as not to endanger Company workers, contractors' workers, and the general public or public and private property. We must also endeavor to maintain the highest ethics, quality of work and product in order to sustain a competitive advantage.

2.2 Company will use the services of contractors that best demonstrate a desire to work in harmony with the local populace, when possible, utilizing labor and services that can be provided by members of the communities that will be affected by Company and contractor operations.

2.3 Contractor must work as part of a team in concert with Company's project advisor(s) and/or project manager to ensure that the socio-economic aspects of the project are handled in a manner that maintains peace and harmony in the communities and is most beneficial to efficient operations. Contractor's labor management plan must be specified in Contractor's project management plan (the "**Project Management Plan**"), attached hereto as **Exhibit "B-2": Project Management Plan.**

3 GENERAL SCOPE OF WORK

3.1 Contractor shall provide and furnish all technical, professional and other services, including any labor, materials, tools, supplies, equipment, transportation and supervision, and shall perform all operations necessary and required, to satisfactorily provide the Services described herein.

3.2 Changes to the general or detailed scope of work or the Project Management Plan (**Exhibit "B-2": Project Management Plan**), or any other changes to this Schedule, shall be made in accordance with Clause 8.2 of Schedule "A" – General Terms and Conditions.

3.3 Contractor shall perform the Services in strict accordance with the requirements of Company and as more specifically described in this Contract, including all Schedules, exhibits, attachments and appendices, and future amendments hereto.

3.4 All Services must be documented on a monthly and daily statistical report. The statistical report shall record the actual progress of the various operational tasks, expressed in the units that will be used for invoicing purposes. In addition, any item approved by the Company Worksite Representative, in writing, must be recorded on the statistical report. All Services documented on the statistical report must be supported by time sheets and/or invoices approved by the Company Worksite Representative. The statistical report must be accurate, as it will be used to verify and justify invoices charged for the Services. The monthly statistical report must be submitted to Company within five (5) days following the end of each month.

3.5 Contractor shall perform each and every act and service hereunder with due diligence using qualified personnel who have the skills and are competent at the type(s) of services described herein.

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3.6 Contractor shall supply, when requested by Company and pursuant to the Contract, any additional Personnel, Equipment, labor, expendable materials and rental equipment such as special tools required to better perform the Services.

3.7 Contractor is responsible to become thoroughly familiar with the terrain and all other operating conditions for the area.

4 DETAILED SCOPE OF WORK

4.1 Survey Requirement [***]

4.2 The Services shall include:

4.2.1 completion of advance land survey and line layout;

4.2.2 line access and clearing work;

4.2.3 provision of all energy sources (drills, explosives and vibrators);

4.2.4 provision of all recording equipment;

4.2.5 provision of camp and catering facilities;[1]

4.2.6 provision of all personnel, including but not limited to: Survey Crew, Line Clearing Crew, Drilling Crew, Recording Crew, Catering Crew; and

4.2.7 provision of key management personnel, including but not limited to: Project Manager, Party Manager, QHSE Manager, QC Processor, Survey Processor, Senior Survey, Senior Observer, Junior Observer, and Logistics Manager, and other Key Personnel as detailed in the Key Personnel List (**Exhibit "B-4": Contractor Personnel**).

[1] Without limiting the generality of Clause 2.3 of Schedule "A" – General Terms and Conditions, Contractor agrees that it shall not subcontract any camp or catering services to Grizzco Camp Services Inc. or any Affiliate thereof without Company's prior written consent.

4.3 Application for OGC approval

4.3.1 Application for any required approval(s) from the BC Oil & Gas Commission **(the "OGC")** is NOT included in the Scope of Work. Company is responsible for obtaining any required approval(s) from the OGC and will incur all costs related to the application, notification and approval process.

4.4 Equipment Requirements

4.4.1 The Equipment anticipated to be furnished by Contractor is identified in **Exhibit "B-3": Contractor Equipment**.

4.4.2 Contractor's field crews must have an acquisition management system to generate the SPS format during the survey. The Field Database, Topographical computations and 3D recording management are the minimum elements required to support the generation of the SPS format.

4.4.3 Acquisition management system must comply with requirements outlined in the "SHELL PROCESSING SUPPORT FORMAT FOR 3D SURVEYS Rev 2.1" http://www.seg.org/documents/10161/77915/seg_sps_rev2.1.pdf

5 PROJECT MANAGEMENT PLAN

5.1 The Services shall be carried out in accordance with the Project Management Plan **(Exhibit "B-2": Project Management Plan)**.

5.2 Contractor shall identify all issues related to weather in its timeline.

5.3 Company intends to contract a project management company to oversee data quality, daily cost tracking and HSE.

6 DETAILED SERVICES DESCRIPTION

6.1 **Permitting:** Notwithstanding Clause 5.5 of Schedule "A" – General Terms and Conditions:

6.1.1 Contractor shall be responsible for obtaining, at its own cost, all Permits required to be in the name(s) of any member(s) of Contractor Group for the performance of the Services.

6.1.2 Company shall be responsible for obtaining, at its own cost, all Permits required to be in Company's (or an Affiliate of Company's) name or required for Contractor Group to enter and carry out the Services in the survey area. Company will be responsible to supply permit supervision and permit agents to permit access for surface and subsurface seismic operations and negotiate damage payments resulting from the seismic operation. Company's responsibility for acquiring Permits shall include, but not be limited to, road and railroad permits including all associated agreements, bonds, insurances, Federal, Provincial and Local regulatory approvals (including OGC approvals) and all competitor lease access and data acquisition approvals. Contractor will provide, at Company's cost, reasonable assistance to Company in undertaking such permitting duties, if requested by Company Worksite Representative.

6.2 **Environmental Issues:** Are of paramount concern and should be mitigated, as regulators may require, to the full extent possible by Contractor in consultation with Company. Please see the map showing Wildlife Timing included in **Exhibit "B-1": Project Parameters.** Operations are expected to take place during the calving window for ungulates, which follows the larger stream and river corridor riparian areas. Contractor will be required to show operational flexibility during this time and to move or delay operations as required. Company's expectations regarding Wildlife are set out in Section 8 below.

If Services take place within the migratory bird nesting window and mitigation measures will need to be taken to minimize incidental removal of birds, bird nests or eggs, Company will bear all costs related to these mitigation measures.

6.3 **Line Clearing:** Whereever line clearing is required it is Company's wish to carry out the project while damaging the least amount of timber possible. Company envisions cutting only meandering paths through forests, leaving marketable timber untouched. This will have an effect on how line clearing, survey and energy sourcing operations take place. This must be included in the Project Management Plan **(Exhibit**

"B-2": Project Management Plan). Receiver lines need to be cleared for safe travel by the recording crew and in the event a stretcher is needed. It is expected that Contractor will designate an Advance Man whose responsibility will be line clearing for both source lines and receiver lines. Contractor has included information on the estimated amount of hand cutting and First Nation employment in the Description of Labour Force (**Exhibit "B-4": Contractor Personnel**).

6.4 **Survey:** GPS survey is preferable, however Company will evaluate all methods of survey recommended by Contractor, including conventional "total station" survey, Inertial Navigation (INS), or "under canopy GPS" with LIDAR or any combination of GPS, LIDAR and INS. See Company's survey guidelines in **Exhibit "B-6": Survey Guidelines**.

6.5 **Energy Sources- Vibroseis-Dynamite:** – The project requires the use of dynamite as a source. To this end, the appropriate explosives handling and storage permits must be obtained by Contractor as necessary to facilitate an efficient drilling and blasting operation. If possible, Company would like Contractor to use Vibroseis as a source in any areas that are appropriate. Contractor is asked to assess the terrain for Vibrator access and include any Vibroseis in the Project Management Plan (**Exhibit "B-2": Project Management Plan**).

6.6 **Drilling:** It is anticipated that low impact track drills and heli-drilling will be utilized. Contractor must provide a detailed estimate of the number of points for each type of drilling in the Project Management Plan (**Exhibit "B-2": Project Management Plan**).

6.7 **Shotholes:** Contractor shall have a plan to tamp and plug the shotholes to prevent "blowouts" and secure all shotpoints in order to protect them from tampering or vandalism which includes the use of electronic detonators.

6.8 **Preloading shotholes:** Company is aware of BC regulations regarding explosives left in the ground longer than 30 days. Contractor must provide a detailed operational and security plan that will illustrate how Contractor will deal with this issue through the OGC, minimize the risk to the public and prevent vandalism that may result in lost or damaged explosives charges. Electronic detonators are required.

6.9 **Recording:** A recording plan will be submitted to Company which illustrates the projected plan of layout/sources acquired/pickup for the duration of the project. Contractor will adhere to Company's recording guidelines (**Exhibit "B-7": Company Recording Guidelines**).

6.10 **Operational Plan:** An operational and security plan shall be instituted by Contractor in order to minimize the risk to the public and prevent vandalism that may result in lost, stolen, or damaged equipment and/or explosives charges, and it shall be included in the the Project Management Plan (**Exhibit "B-2": Project Management Plan**).

6.11 **Security:** Security at the explosives magazine and on line after the shot holes have been pre-loaded and when sleeping charges are present will be the responsibility of Contractor.

6.12 **Lost or Stolen Equipment:** Will be the responsibility of Contractor.

6.13 **Backup Equipment:** Contractor shall have backup equipment available at short notice to replace any equipment that cannot be repaired. Company will not pay standby charges for lost time due to insufficient or inoperable backup equipment.

6.14 Company will not accept any charges nor pay any invoices for consumables used for transportation and handling of spare parts.

6.15 Contractor shall provide facilities and personnel to backup the operations in the field.

6.16 Contractor shall have a rotating schedule of equipment or supply a pre-commencement testing report of the equipment that will be used.

6.17 **Subcontractors:** For the purpose of Clause 2.3 of **Schedule "A" – General Terms and Conditions**, Company hereby approves Contractor subcontracting to the Persons identified in **Exhibit "B-5"** those portions of the Services identified therein with respect to each such Person.

6.18 Company Worksite Representative

The authorized Company Worksite Representative shall be:

Scott Verot
Cypress Project Manager
Phone: +1 403-265-7226
Email: scott.verot@rpsgroup.com

7 LOCAL LABOUR AND COMMUNITY RELATIONS

7.1 Company has identified community relations as one of the most important factors which can contribute to a successful operation. Initial negotiations and permitting may be undertaken by Company advisors and consultants.

7.2 During all operations Contractor will maintain a field office which will also serve as a meeting place for crews and landowners. Information updates will also be posted allowing landowners to keep informed about crew activities.

7.3 Company's expectations for the management of relations with the community are set out in **Exhibit "D-7": Local Benefits and Stakeholder Relations Requirements.**

8 WILDLIFE

Company is committed to minimizing disturbance to wildlife and wildlife habitat, and complying with all applicable regulations. Potential adverse impacts to wildlife species of management concern, including species at risk will be mitigated to the extent possible by Contractor in consultation with Company. Specific wildlife issues that must be managed for the project are outlined below:

8.1 Ungulate Calving Areas

Undefined calving areas have been identified along rivers and riparian corridors in the project area by a professional biologist. (See Wildlife Timing Map included in **Exhibit "B-1": Project Parameters.**) To minimize potential disturbance to females and their calves, program activities will be mitigated and monitored, to the extent possible, during the peak ungulate calving period from May 21 – June 8.

Company will contract a qualified environmental professional to be onsite during the calving period to monitor activity in these areas. Operations in calving areas will be directed on the advice of the qualified environmental professional and specific mitigation will be implemented to meet the following objectives: avoid flights over calving areas; minimize impact of helicopter noise and presence in proximity to calving areas; and avoid areas where cow/calf pairs are observed.

Operations are expected to take place during the calving window for ungulates. Contractor will be required to show operational flexibility during this time and to move or delay operations as required by Company.

8.2 Migratory Birds

Company has an *Incidental Take & Migratory Bird Active Nest Surveys Practice* to mitigate potential risks associated with the incidental take of active migratory bird nests and the disturbance to bird nests, young or eggs. The highest risk of incidental take[2] occurs when there is clearing of vegetation scheduled to occur within the migratory bird active nesting window, from May 1 – July 31[3].

Operations are expected to take place during the migratory bird active nesting window and Company will seek the advice of a qualified environmental professional to design and conduct migratory bird nest surveys/sweeps where required to demonstrate due diligence in protecting species that receive protection

[2] Incidental Take: the destruction of migratory birds, their nests or eggs due to a human activity in which the objective was not destruction (CWS 2008). A common example is vegetation clearing or timber harvesting in which the purpose is not to kill migratory birds, but it happens incidentally when unidentified active nests are destroyed by the removal of vegetation in which nests are contained.

[3] Company's migratory bird timing window for the BC Peace Region.

under the British Columbia Wildlife Act, the Migratory Birds Convention Act and the Species at Risk Act. Species at risk within the project area include: Connecticut Warbler, Cape May Warbler, Canada Warbler, Bay-breasted Warbler and Black- throated Green Warbler.

Qualified environmental professionals will be retained by Company to conduct an active bird nest survey. An active nest survey is a search for nests by walking through the entire area to be cleared, and includes examining shrubs, trees and ground for nests, and listening for the presence of song birds in an area. The active nest survey will be conducted a maximum of 7 days prior to the start of clearing, and is valid for 7 days following the completion of the survey. Efforts will be made to prioritize areas and coordinate active nest surveys according to the program schedule. Efforts will also be made to allocate additional survey crews at key times as and when required.

Active nests that are located will be recorded (UTM), and an appropriate buffer will be established such that clearing can occur up to the buffer boundary without disturbing the nest. The buffer radius will be determined by the qualified environmental professional and will be clearly marked in the field and communicated to project personnel. The buffer radius is determined based on the bird species and site specific features; 30m is a typical song bird nest buffer radius however, potential buffer zones (radius) could range from 10m to 100m.

Active nests shall be confirmed inactive by the qualified environmental professional prior to clearing even if clearing is scheduled to occur outside of the active nesting window. Removal of the tree/nest after the nesting season may not be appropriate for species where the loss of the nest(s) could have negative impact on future nesting success. For example, ospreys re-use their stick nests among seasons. Stick nests are protected under the BC Wildlife Act regardless of their current use.

Stick nests will be located (in mid to late March) using an aerial survey method. This survey will also be conducted by the qualified environmental professional. If mitigation is required due to a stick nest's proximity on or near a planned seismic line, the qualified environmental professional will provide recommendations for the mitigation depending on the species, use of the nest and site-specific factors. The OGC requires a 100m minimum setback around stick nests. Various best management practices for raptors suggest setbacks ranging from 50m to 200m and in certain cases suggest additional buffers. The appropriate setback and mitigation technique for stick nests is species and site-dependent and will be based on recognized practices.

If operations take place during the migratory bird active nesting window (May 1 – July 31), Contractor will be required to incorporate the work of the qualified environmental professionals, and any additional Company requirements, into the Project Management Plan (**Exhibit "B-2": Project Management Plan"**) and show operational flexibility during this time and to move or delay operations as required. Contractor's field project manager will be required to liaise with the lead qualified environmental professional in order to coordinate field operations. Contractor will be required to provide a detailed ERP and will be responsible for providing appropriate medical response during the active nest survey. Company expects Contractor to be flexible on logistics and scheduling operations to ensure that potential delays related to bird surveys do not incur additional overall cost. No lines may be cut or shot without first being surveyed and cleared for operations by the qualified environmental professional.

8.3 Wildlife Awareness & Wildlife Sighting Cards

Company will provide a Wildlife Awareness Training Sessions to inform all project personnel about sensitive wildlife and wildlife habitat in the project area. Mitigation plans for migratory birds, stick nests, species at risk and calving areas will also be conveyed during this session. It is expected that all project personnel will participate in this session (1-1.5 hrs).

Wildlife sighting cards will be provided for project personnel to proactively report wildlife sightings and wildlife habitat features encountered (i.e. nests, dens) during the work. This information will also be helpful for Company in planning future oil and gas operations in the project area.

9 POTENTIAL CHANGE TO PROJECT TIMELINE

Notwithstanding anything else contained herein, Contractor acknowledges that, as of the commencement date of this Scope of Work, Company continues to evaluate its obligations under Applicable Laws relating to migratory

birds and, as such, may determine, in its sole discretion, that the project timeline should be changed so that field operations do not commence until after the migratory bird nesting window (May 1 – July 31).

If Company makes such determination and provides Contractor with written notice thereof, the Parties shall negotiate in good faith, for at least thirty (30) days following Contractor's receipt of Company's notice, to execute such amendments to this Scope of Work (including the Exhibits attached hereto) and to the Schedule "C" and "D" subparts relating hereto, as are necessary or desirable to provide for field operations to commence in August 2013.

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LIST OF EXHIBITS TO SCHEDULE "B"

Exhibit "B-1" Project Parameters

- Project Map
- Notification Map
- Wildlife Timing Map
- Recording Parameters
- SPS Files

Exhibit "B-2" Project Management Plan

- Schedule – Gantt Chart
- Detailed Project Management Plan

Exhibit "B-3" Contractor Equipment

- Recording & Quality Control
- Camp and Communication
- Survey & Line Clearing
- Drilling
- Vehicles, Vessels and Auxiliary Equipment

Exhibit "B-4" Contractor Personnel

- Key Personnel List
- Description of Labour Force

Exhibit "B-5" Subcontractors

Exhibit "B-6" Survey Guidelines

Exhibit "B-7" Company Recording Guidelines

Executed by the Parties' duly authorized representatives:

TALISMAN SASOL MONTNEY PARTNERSHIP **By its Managing Partner** **TALISMAN ENERGY INC.**	**SAEXPLORATION (CANADA) LTD.**
Signed this 17 day of April, 2013	Signed this 15 day of April, 2013
Paul Smith Signature Above, Print Name and Title	Jeff Machin Operations Manager Signature Above, Print Name and Title

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